Exhibit 99.1

Allison Transmission Announces Third Quarter 2016 Results

•	Net Sales $434 million, Net Income $45 million, Adjusted EBITDA $151 million, Net Cash Provided by Operating Activities $128 million, Adjusted Free Cash Flow $116 million

INDIANAPOLIS, October 24, 2016 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the third quarter of $434 million, a 12 percent decrease from the same period in 2015. The decrease in net sales was principally driven by lower demand in the North America On-Highway and Off-Highway end markets partially offset by stronger demand in the Outside North America On-Highway end market.

Net Income for the quarter was $45 million compared to $47 million for the same period in 2015. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $151 million, or 34.7 percent of net sales, compared to $174 million, or 35.3 percent of net sales, for the same period in 2015. Net Cash Provided by Operating Activities for the quarter was $128 million compared to $162 million for the same period in 2015. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $116 million compared to $148 million for the same period in 2015.

Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission commented, “Allison’s third quarter 2016 results are within the full year guidance ranges we provided to the market on July 27. The year-over-year reductions in the North America On-Highway and Off-Highway, and Service Parts, Support Equipment & Other end markets net sales are consistent with tempering demand conditions in the North America On-Highway end market and the previously contemplated impact of low energy prices. Allison continued to demonstrate solid operating margins and free cash flow while executing its prudent and well-defined approach to capital structure and allocation. During the third quarter, we settled $77 million of share repurchases, paid a dividend of $0.15 per share and refinanced our long-term debt. Given third quarter 2016 results and current end market conditions we are updating our full year net sales guidance to a decrease in the range of 8.5% to 9.5% year-over-year.”

Third Quarter Net Sales by End Market

End Market	Q3 2016 Net Sales ($M)	Q3 2015 Net Sales ($M)	% Variance
North America On-Highway	224	262	(15%)
North America Hybrid-Propulsion Systems for Transit Bus	8	12	(33%)
North America Off-Highway	1	12	(92%)
Defense	25	34	(26%)
Outside North America On-Highway	78	67	16%
Outside North America Off-Highway	2	4	(50%)
Service Parts, Support Equipment & Other	96	102	(6%)
Total Net Sales	434	493	(12%)

Third Quarter Highlights

North America On-Highway end market net sales were down 15 percent from the same period in 2015 principally driven by lower demand for Rugged Duty Series, Highway Series and Pupil Transport/Shuttle models partially offset by higher demand for Transit/Other Bus models and down 15 percent on a sequential basis principally driven by lower demand for Rugged Duty Series, Pupil Transport/Shuttle Series and Highway Series models partially offset by higher demand for Transit/Other Bus models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 33 percent from the same period in 2015 and down 50 percent sequentially principally driven by lower demand due to engine emissions improvements and other alternative technologies.

North America Off-Highway end market net sales were down 92 percent from the same period in 2015 and flat on a sequential basis principally driven by the previously contemplated impact of low energy prices.

Defense end market net sales were down 26 percent from the same period in 2015 principally driven by lower demand for Tracked Defense partially offset by higher demand for Wheeled Defense and down 11 percent sequentially principally driven by lower demand for Tracked Defense.

Outside North America On-Highway end market net sales were up 16 percent from the same period in 2015 principally driven by higher demand in Europe and Japan partially offset by lower demand in China and up 5 percent on a sequential basis principally driven by higher demand in Europe.

Outside North America Off-Highway end market net sales were down 50 percent from the same period in 2015 and down 33 percent sequentially principally driven by lower demand in the mining sector.

Service Parts, Support Equipment & Other end market net sales were down 6 percent from the same period in 2015 principally driven by lower demand for North America service parts and up 8 percent on a sequential basis principally driven by higher demand for global service parts.

Gross profit for the quarter was $205 million, a decrease of 13 percent from $236 million for the same period in 2015. Gross margin for the quarter was 47.1 percent, a decrease of 80 basis points from a gross margin of 47.9 percent for the same period in 2015. The decrease in gross profit from the same period in 2015 was principally driven by decreased net sales partially offset by lower manufacturing expense commensurate with decreased net sales and favorable material costs.

Selling, general and administrative expenses for the quarter were $80 million, a decrease of $7 million from $87 million for the same period in 2015. The decrease was principally driven by unfavorable product warranty adjustments in 2015 partially offset by higher incentive compensation expense.

Engineering – research and development expenses for the quarter were $21 million, a decrease of $3 million from $24 million for the same period in 2015. The decrease was principally driven by the cadence of certain product initiatives.

Net income for the quarter was $45 million compared to $47 million for the same period in 2015. The decrease was principally driven by decreased gross profit, expensing previously recorded deferred financing costs as a result of the long-term debt refinancing in 2016 and higher incentive compensation expense partially offset by the environmental remediation expenses charge in 2015, favorable mark-to-market adjustments for our interest rate derivatives, unfavorable product warranty adjustments in 2015 and decreased engineering – research and development expense.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $151 million, or 34.7 percent of net sales, compared to $174 million, or 35.3 percent of net sales, for the same period in 2015. The decrease was principally driven by decreased net sales and higher incentive compensation expense partially offset by unfavorable product warranty adjustments in 2015, lower manufacturing expense commensurate with decreased net sales, decreased engineering – research and development expense and favorable material costs.

Adjusted Free Cash Flow for the quarter was $116 million compared to $148 million for the same period in 2015, a decrease of $32 million. The decrease was principally driven by decreased net sales and increased operating working capital partially offset by increased excess tax benefit from stock-based compensation and decreased capital expenditures.

Full Year 2016 Guidance Update

Our updated full year 2016 guidance includes a year-over-year net sales decrease in the range of 8.5 to 9.5 percent, an Adjusted EBITDA margin in the range of 34.0 to 35.0 percent, an Adjusted Free Cash Flow in the range of $435 to $455 million and capital expenditures in the range of $70 to $75 million. We are affirming the remaining guidance released to the market on July 27: cash income taxes in the range of $10 to $15 million.

Although we are not providing specific fourth quarter 2016 guidance, Allison does expect fourth quarter net sales to be approximately flat sequentially and down from the same period in 2015.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, October 25 to discuss its third quarter 2016 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on October 25 until 11:59 p.m. ET on November 1. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13646318.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

This press release also contains forward-looking estimates of non-GAAP Adjusted EBITDA Margin and Adjusted Free Cash Flow for fiscal year 2016. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted EBITDA Margin to a forward-looking estimate of GAAP Net Income because certain information needed to make a reasonable forward-looking estimate of GAAP Net Income is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, investments, intangibles or goodwill) and unanticipated non-recurring items not reflective of ongoing operations. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted Free Cash Flow to a forward-looking estimate of GAAP Net Cash Provided by Operating Activities because certain information needed to make a reasonable forward-looking estimate of GAAP Net Cash Provided by Operating Activities is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include the level of excess income tax benefit from share-based compensation and unanticipated non-recurring items.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net sales	$434.3	$493.0	$1,371.3	$1,507.6
Cost of sales	229.6	256.9	724.8	796.0

Gross profit	204.7	236.1	646.5	711.6
Selling, general and administrative expenses	80.0	86.6	240.4	235.6
Engineering - research and development	20.7	23.6	64.3	69.0
Environmental remediation	—	14.0	—	14.0
Loss associated with impairment of long-lived assets	—	—	—	1.3

Operating income	104.0	111.9	341.8	391.7
Interest expense, net	(22.2)	(33.7)	(84.1)	(93.7)
Expenses related to long-term debt refinancing	(11.6)	(0.2)	(11.6)	(25.3)
Other income (expense), net	0.8	(4.2)	0.5	(3.6)

Income before income taxes	71.0	73.8	246.6	269.1
Income tax expense	(26.4)	(27.3)	(92.9)	(99.8)

Net income	$44.6	$46.5	$153.7	$169.3

Basic earnings per share attributable to common stockholders	$0.27	$0.27	$0.91	$0.95

Diluted earnings per share attributable to common stockholders	$0.27	$0.27	$0.91	$0.95

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$164.7	$251.6
Accounts receivable - net of allowance for doubtful accounts of $0.5 and $0.4, respectively	202.8	195.0
Inventories	155.8	141.4
Other current assets	26.6	28.8

Total Current Assets	549.9	616.8
Property, plant and equipment, net	454.6	479.7
Intangible assets, net	3,206.5	3,275.8
Other non-current assets	28.3	36.1

TOTAL ASSETS	$4,239.3	$4,408.4

LIABILITIES
Current Liabilities
Accounts payable	$134.6	$126.2
Current portion of long-term debt	11.9	24.5
Other current liabilities	189.2	153.9

Total Current Liabilities	335.7	304.6
Long-term debt	2,148.8	2,352.7
Other non-current liabilities	638.1	562.5

TOTAL LIABILITIES	3,122.6	3,219.8
TOTAL STOCKHOLDERS’ EQUITY	1,116.7	1,188.6

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,239.3	$4,408.4

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$127.7	$162.4	$415.6	$405.1
Net cash used for investing activities (a)	(15.0)	(17.1)	(37.5)	(31.8)
Net cash used for financing activities	(312.8)	(212.8)	(465.8)	(485.2)
Effect of exchange rate changes in cash	0.4	(0.9)	0.8	(2.7)

Net decrease in cash and cash equivalents	(199.7)	(68.4)	(86.9)	(114.6)
Cash and cash equivalents at beginning of period	364.4	216.8	251.6	263.0

Cash and cash equivalents at end of period	$164.7	$148.4	$164.7	$148.4

Supplemental disclosures:
Interest paid	$20.5	$21.8	$63.6	$75.4
Income taxes paid	$2.4	$1.1	$10.0	$5.0
(a) Additions of long-lived assets	$(14.1)	$(15.2)	$(36.7)	$(30.1)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (GAAP)	$44.6	$46.5	$153.7	$169.3
plus:
Interest expense, net	22.2	33.7	84.1	93.7
Income tax expense	26.4	27.3	92.9	99.8
Amortization of intangible assets	23.0	24.3	69.4	72.9
Depreciation of property, plant and equipment	21.1	22.4	62.8	65.8
Expenses related to long-term debt refinancing (a)	11.6	0.2	11.6	25.3
Stock-based compensation expense (b)	2.1	2.5	6.4	7.2
Unrealized (gain) loss on foreign exchange (c)	(1.1)	2.8	0.7	1.6
Technology-related investment expense (d)	1.0	—	1.0	—
Unrealized (gain) loss on commodity hedge contracts (e)	(0.2)	0.7	(1.7)	0.7
Dual power inverter module extended coverage (f)	(0.2)	(0.3)	1.3	(2.1)
Environmental remediation (g)	—	14.0	—	14.0
Stockholder activism expenses (h)	—	—	3.7	—
Loss associated with impairment of long-lived assets (i)	—	—	—	1.3
Loss on repayments of long-term debt (j)	—	—	—	0.2

Adjusted EBITDA (Non-GAAP)	$150.5	$174.1	$485.9	$549.7

Net sales (GAAP)	$434.3	$493.0	$1,371.3	$1,507.6
Adjusted EBITDA margin (Non-GAAP)	34.7%	35.3%	35.4%	36.5%
Net Cash Provided by Operating Activities (GAAP)	$127.7	$162.4	$415.6	$405.1
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(14.1)	(15.2)	(36.7)	(30.1)
Stockholder activism expenses (h)	0.1	—	3.7	—
Excess tax benefit from stock-based compensation (k)	1.8	0.2	2.1	8.2
Technology-related license expenses (l)	—	0.2	—	0.2

Adjusted Free Cash Flow (Non-GAAP)	$115.5	$147.6	$384.7	$383.4

(a)	Represents expenses related to the refinancing of Allison Transmission, Inc.’s (“ATI”), our wholly owned subsidiary, Senior Secured Credit Facility in the third quarter of 2016 and ATI’s tender offer and redemption of its 7.125% Senior Notes in the second quarter of 2015.
(b)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative expenses, and Engineering – research and development).
(c)	Represents (gains) losses (recorded in Other income (expense), net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents a charge (recorded in Other income (expense), net) for investments in co-development agreements to expand our position in transmission technologies.
(e)	Represents unrealized (gains) losses (recorded in Other income (expense), net) on the mark-to-market of our commodity hedge contracts.
(f)	Represents an adjustment (recorded in Selling, general and administrative expenses) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.
(g)	Represents environmental remediation expenses for ongoing operating, monitoring and maintenance activities at our Indianapolis, Indiana manufacturing facilities as a result of the U.S. Environmental Protection Agency determining that we are responsible for future operating, monitoring and maintenance activities and that General Motors’ environmental remediation activities, pursuant to the asset purchase agreement, were completed in the third quarter of 2015.
(h)	Represents expenses of $3.7 million (recorded in Selling, general and administrative expenses) for the nine months ended September 30, 2016, and payments of $0.1 million and $3.7 million for the three months and nine months ended September 30, 2016, respectively, directly associated with stockholder activism activity including the notice, and subsequent withdrawal, of director nomination and governance proposals by Ashe Capital Management, LP.
(i)	Represents a charge associated with the impairment of long-lived assets related to the production of the H3000 and H4000 hybrid-propulsion systems.
(j)	Represents losses (recorded in Other income (expense), net) realized on the repayments of ATI’s long-term debt.
(k)	Represents the amount of tax benefit (recorded in Income tax expense) related to stock-based compensation adjusted from cash flows from operating activities to cash flows from financing activities.
(l)	Represents payments (recorded in Engineering - research and development) for licenses to expand our position in transmission technologies.